Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings for the Quarter and Nine Months Ended

March 31, 2005

Medway, MA, April 27, 2005 – Service Bancorp, Inc. (OTC:SERC), the bank holding company for Strata Bank, announced net income for the quarter ended March 31, 2005 of $540,000, or $0.32 per share, compared with $529,000, or $0.32 per share, for the same quarter a year ago, an increase of $11,000, or 2.1%. Net income for the nine months ended March 31, 2005 was $1.5 million, or $0.92 per share, compared with $1.5 million, or $0.89 per share, for the nine months ended March 31, 2004, an increase of $61,000, or 4.1%.

The earnings results in both the quarter and nine-month comparisons included gains/losses from the sale of loans and securities. For the quarter ended March 31, 2005, securities gains were $37,000 compared with securities losses of $50,000 for the same quarter a year ago. There were no gains from the sale of loans for the quarter ended March 31, 2005, while loan sale gains totaled $226,000 during the same quarter last year. Excluding these gains/losses, net of tax, net income for the quarter ended March 31, 2005 would have been $515,000, or $0.31 per share, compared with $407,000, or $0.25 per share, for the same quarter a year ago, an increase of $108,000, or 26.5%. For the nine-month periods ended March 31, 2005 and 2004, securities gains totaled $88,000 and $56,000, respectively, and gains on sale of loans totaled $32,000 and $226,000, respectively. Excluding these gains, net of tax, net income for the nine months ended March 31, 2005 would have been $1.5 million, or $0.87 per share, compared with $1.3 million, or $0.78 per share, for the same period a year ago, an increase of $172,000, or 13.4%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “This quarter’s solid performance in the areas of commercial lending and residential loans is due in large part to the experience and professionalism of the Strata team. Our focus in providing the ‘ultimate customer experience’ is what differentiates us from our competition, keeps our existing customers coming back and generates new business opportunities aligning ourselves to take full advantage of continued economic growth.”

The Company’s total assets were $341.2 million as of March 31, 2005, compared with $318.7 million as of June 30, 2004, an increase of $22.5 million, or 7.1%. The Company’s sales efforts and expanded network of commercial lenders and residential loan originators continue to produce solid loan growth. Total gross loans increased $28.1 million, or 11.9%, since June 30, 2004 to $264.6 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $16.0 million, or 19.0%, during the nine months ended March 31, 2005 to $100.1 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $11.1 million, or 8.4%, to $142.8 million. This year’s growth in residential loans was net of $2.3 million in sales, servicing retained, during the second quarter. The Company was also successful in increasing home equity loans by $1.2 million, or 6.2%, to $20.5 million.

Investment securities were reduced by $6.0 million, or 10.1%, since June 30, 2004 and the proceeds reinvested in the loan portfolio. In addition, the Company increased borrowings from the Federal Home Loan Bank of Boston by $11.3 million, or 22.4%, during the first nine months of this fiscal year, which provided further funding for loan growth. Total deposits increased $9.3 million, or 3.9%, since June 30, 2004. NOW deposits increased $768,000, or 2.4%, money market deposits increased $401,000, or 1.2%, while demand deposits and regular savings decreased slightly from June 30, 2004 levels. Certificates of deposit were $8.3 million, or 9.2%, higher than at June 30, 2004 due mostly to special promotions such as the five-year rising rate CD and one day sales of a special rate 12-month CD this spring and last fall.

For the quarter ended March 31, 2005, net interest income increased $165,000, or 6.1%, over the same quarter last year. The increase in net interest income was led by higher earning assets and an improved mix of earning assets, as average loans increased $41.7 million while lower yielding average investment securities and short-term investments decreased a total of $10.9 million. Average core deposits increased $12.0 million while average certificates of deposit increased $7.8 million and average borrowings, primarily from the Federal Home Loan Bank of Boston, increased $9.6 million.

The interest rate spread and margin for the quarter ended March 31, 2005 were 3.32% and 3.65%, respectively, a decline of 19 and 16 basis points, respectively, from the quarter ended March 31, 2004. The decrease in interest rate spread and margin was due to the lower rate environment which has reduced index rates used to set interest rates for loan re-pricing and for new loans as well as yields on purchases of investment securities. In addition, certain funding costs, such as certificates of deposit, have increased due to the competitive market for such deposits and the more recent rise in market interest rates.

Non-interest income was $402,000 for the quarter ended March 31, 2005, $143,000, or 26.2%, lower than the same quarter last year. However, last year included $226,000 in loan sale gains while there were none this quarter. Partially offsetting the lower loan sale gains were gains on sales of securities of $37,000 for the quarter ended March 31, 2005 compared with a loss of $50,000 for the same quarter last year.

Total non-interest expenses for the quarter ended March 31, 2005 decreased $58,000, or 2.4%, over the same quarter last year to $2.4 million. The decrease reflects the results of cost control efforts and efficiency improvement initiatives. In addition, certain occupancy and equipment expense decreased compared to the same quarter last year due mostly to lower depreciation expense as older capital assets reached their depreciation lives.

The provision for loan losses was $89,000 for the quarter ended March 31, 2005, an increase of $33,000 due to the higher net loan growth this year compared to the same quarter a year ago, which included $9.5 million in loan sales. The allowance for loan losses totaled $2.4 million at March 31, 2005 and represented .90% of loans outstanding, consistent with the percentage at June 30, 2004. Non-performing assets totaled $90,000, or 0.03% of total assets at March 31, 2005, while there were none at June 30, 2004.

Stockholders’ equity increased to $26.3 million, or $15.98 book value per share, at March 31, 2005 from $24.9 million, or $15.26 book value per share, at June 30, 2004. The Company’s ratio of stockholders’ equity to total assets at March 31, 2005 was 7.70%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2005	June 30, 2004	March 31, 2004
Consolidated Balance Sheet Data:
Total assets	$341,168	$318,673	$310,500
Total loans, net of allowance for loan losses	263,151	235,336	222,591
Short-term investments	3,228	3,903	12,228
Other investments	53,381	59,366	59,166
Deposits	248,456	239,148	230,529
Borrowings	64,614	53,332	53,311
Stockholders’ equity	26,271	24,922	25,307

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.70%	7.82%	8.15%
Book value per share	$15.98	$15.26	$15.55

Non-performing assets to total assets	0.03%	0.00%	0.09%
Allowance for loan losses to loans	0.90%	0.90%	0.93%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	2

	Quarter Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Consolidated Statement of Income Data:
Total interest income	$4,392	$3,975	$12,658	$11,661
Total interest expense	1,510	1,258	4,292	3,665

Net interest income	2,882	2,717	8,366	7,996
Provision for loan losses	89	56	300	353

Net interest income after provision for loan losses	2,793	2,661	8,066	7,643

Service charges and other income	365	369	1,144	1,086
Gain on loan sales	—	226	32	226
Gain/loss on securities, net	37	(50)	88	56

Total non-interest income	402	545	1,264	1,368

Total non-interest expense	2,385	2,443	7,055	6,858

Income before income taxes	810	763	2,275	2,153
Income taxes	270	234	740	679

Net income	$540	$529	$1,535	$1,474

Earnings per share:
Basic	$0.33	$0.33	$0.94	$0.91

Diluted	$0.32	$0.32	$0.92	$0.89

Weighted average shares:
Basic	1,643,332	1,616,758	1,640,548	1,611,180

Diluted	1,666,301	1,655,542	1,664,770	1,649,738

Performance Ratios:
Annualized return on average assets	0.65%	0.70%	0.63%	0.66%
Annualized return on average equity	8.26%	8.62%	7.87%	8.21%
Net interest spread	3.32%	3.51%	3.32%	3.50%
Net interest margin	3.65%	3.81%	3.64%	3.80%